Exhibit 99.1

KCAP Financial, Inc. Announces Quarterly Distribution

NEW YORK, March 20, 2019 (GLOBE NEWSWIRE) -- The Board of Directors of KCAP Financial, Inc. (Nasdaq:KCAP) approved a cash distribution for the first quarter of 2019 of $0.10 per share of common stock. The distribution is payable on April 26, 2019 to shareholders of record at the close of business as of April 5, 2019.

We have adopted a Dividend Reinvestment Plan ("DRIP") that provides for reinvestment of our distributions on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash distribution, our stockholders who have not "opted out" of our DRIP will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving cash. Please contact your broker or other financial intermediary for more information regarding the DRIP. Distributions may include net investment income, capital gains and/or return of capital. The tax status of distributions will be determined at the end of the taxable year.

About KCAP Financial, Inc.

KCAP Financial, Inc. (the “Company”) is a publicly traded, internally managed business development company (“BDC”). The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies.

As previously announced, the Company has entered into a stock purchase and transaction agreement (the “Externalization Agreement”) with BC Partners Advisors, L.P., an affiliate of BC Partners LLP (“BC Partners”), pursuant to which the Company’s management function would be externalized. At a special meeting held on February 19, 2019, the Company’s stockholders approved entrance into an investment advisory agreement between the Company and Sierra Crest Investment Management LLC (the “Adviser”), an affiliate of BC Partners. If the transactions contemplated by the Externalization Agreement are completed and closing conditions are satisfied or appropriately waived, upon closing of the externalization transaction, the Company will commence operations as an externally managed BDC managed by the Adviser.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

KCAP-G

CONTACT:	Ted Gilpin

gilpin@kcapinc.com

(212) 455-8300

Source: KCAP Financial, Inc.

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